Exhibit 5.1

90 Park Avenue

New York, NY 10016

212-210-9400 | Fax: 212-210-9444

Timothy P. Selby	Direct Dial: 212-210-9494	Email: tim.selby@alston.com

June 4, 2019

Greenbacker Renewable Energy Company LLC 11 East 44th Street, Suite 1200 New York, New York 10017

Re:	Registration Statement on Form S-3D

Ladies and Gentlemen:

We are acting as counsel to Greenbacker Renewable Energy Company LLC (the “Company”) in connection with the offer and sale by the Company of shares of up to $10,000,000 of its limited liability company interests (the “Shares”), consisting of Class A Shares, Class C Shares and Class I Shares, issuable pursuant to the Company’s Distribution Reinvestment Plan (the “Plan”). The Shares are being sold pursuant to the Company’s registration statement on Form S-3D (the “Registration Statement”) filed today by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and in accordance with the Plan. This opinion letter is being rendered pursuant to Item 16 of Form S-3D and Item 601(b)(5) of Regulation S-K.

In rendering the opinion expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such limited liability company records, documents, certificates and other instruments as in our judgment are necessary or appropriate. As to certain factual matters relevant to this opinion letter, we have relied conclusively upon originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, documents and instruments, including certificates or comparable documents of officers of the Company and of public officials, as we have deemed appropriate as a basis for the opinion hereinafter set forth. Except to the extent expressly set forth herein, we have made no independent investigations with regard to matters of fact, and, accordingly, we do not express any opinion as to matters that might have been disclosed by independent verification.

Based on the foregoing, and such other examination of law as we have deemed necessary, we are of the opinion that the Shares have been duly and validly authorized and, when issued and sold in the manner contemplated by the Plan and the prospectus for the offering of the Shares included in the Registration Statement, such Shares will be validly issued, and holders of the Shares will have no obligation to make any further payments or contributions to the Company solely by reason of their ownership of the Shares.

Alston & Bird LLP	www.alston.com

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June 4, 2019

The opinion set forth in this letter relates only to the Delaware Limited Liability Company Act. We express no opinion as to the laws of another jurisdiction and we assume no responsibility for the applicability or effect of the law of any other jurisdiction.

The opinion set forth above is subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally, including the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (ii) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law. We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws or of unknown future rights; or (ii) provisions may be held unenforceable as contrary to federal or state securities laws. No opinion may be implied or inferred beyond the opinion expressly stated in the paragraph above. Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus, which is a part of the Registration Statement. In giving this consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Timothy P. Selby

Timothy P. Selby

Partner